Exhibit 32.1

Certification

Pursuant to 18 U.S.C. Section 1350

The undersigned officers, who are the Chief Executive Officer and Chief Financial Officer of Easterly Government Properties, Inc. (the “Company”), each hereby certifies to the best of his or her knowledge, that the Company’s Annual Report on Form 10-K (the “Report”) to which this certification is attached, as filed with the Securities and Exchange Commission on the date hereof, fully complies with the requirements of Section 13(a) or 15(d), as applicable, of the Securities Exchange Act of 1934, as amended, and that the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

/s/ William C. Trimble, III	/s/ Alison M. Bernard
William C. Trimble, III	Alison M. Bernard
Chief Executive Officer and President	Executive Vice President and Chief Financial Officer

March 30, 2015	March 30, 2015